FOR IMMEDIATE RELEASE

Company Contacts
Investors: James Zeumer
(248) 433-4597
email: jim.zeumer@pulte.com

Media: Mark Marymee
(248) 433-4648
email: mark.marymee@pulte.com

PULTE HOMES ANNOUNCES RECORD FIRST QUARTER RESULTS

•	Earnings from Continuing Operations Increase 63% to $1.66 Per Diluted Share

•	First Quarter Income from Continuing Operations Increases 65% to $218.3 million

•	Domestic Net New Orders Climb 22% to $3.8 Billion; Unit Orders Up 12% to 12,067 Homes

•	Backlog Value Climbs 22% to Over $6.5 Billion; Unit Backlog Up 13% to 19,964 Homes

•	Company Raises Full Year Earnings Outlook

Bloomfield Hills, MI, April 27, 2005 - Pulte Homes, Inc. (NYSE: PHM) announced today record financial results for its first quarter ended March 31, 2005. First quarter income from continuing operations was a record $218.3 million, an increase of 65% over prior year first quarter income of $132.2 million. First quarter earnings from continuing operations of $1.66 per diluted share represents an increase of 63% over prior year earnings from continuing operations of $1.02 per diluted share.

For the quarter, Pulte’s consolidated revenues were $2.55 billion, an increase of 26% over prior year revenues of $2.03 billion.

“We are extremely pleased with the performance of our operations in the first quarter, particularly in the areas of revenue growth, margin expansion and our 22% increase in the value of first quarter orders,” said Richard J. Dugas, Jr., President and CEO of Pulte Homes. “Given the strength of our first quarter results, combined with a record backlog and opportunities to further expand Pulte Homes’ share of the new home market, we are in an excellent position to deliver record earnings in 2005. We now expect full year 2005 earnings to be in the range of $9.35 to $9.85 per diluted share, up from prior guidance of $9.00 to $9.50 per diluted share.”

First quarter revenues from domestic homebuilding settlements increased 27% to $2.5 billion. Higher revenues for the period were the result of a 14% increase in closings to 8,019 homes, combined with an 11% increase in average selling price to $307,000. The higher average selling price resulted from favorable changes in the mix of houses closed combined with price increases realized during the quarter.

First quarter domestic homebuilding pretax income increased 62% to $359.6 million, compared with prior year first quarter pretax income of $222.5 million. Pretax income for the quarter benefited from an approximately 270 basis point improvement in gross margins from home sales to 24.6%. Margin expansion was driven by price increases realized during the quarter, a favorable product mix and initiatives to improve overall operating efficiencies. The Company was also successful in lowering domestic homebuilding selling, general & administrative expenses as a percent of home settlement revenues for the quarter by approximately 30 basis points to 10.3%.

Land sales and related gross profit in the first quarter were essentially unchanged at $24.2 million and $3.4 million, respectively, compared with $23.1 million and $3.5 million, respectively, in the prior year. Land sales are an important part of Pulte Homes’ overall land management strategy, but sales can fluctuate quarter-to-quarter depending upon the timing of individual land transactions.

Domestic net new home orders for the quarter were 12,067, up 12% over prior year first quarter orders of 10,751 homes. The Company’s ending backlog was valued at a record $6.5 billion (totaling 19,964 homes), compared with a value of $5.4 billion (17,664 homes) last year.

“Our results continue to benefit from Pulte Homes’ strategy of serving all major buyer segments including first time, first and second move up and particularly in active adult through our Del Webb brand,” said Mr. Dugas. “As the year progresses, we will continue to see the impact of efforts begun several years ago to expand the Del Webb brand into new cities, as we introduce these spectacular communities in such markets as Detroit, Denver, Jacksonville and Charlotte.”

The Company’s financial services operations reported first quarter pretax income of $10.1 million, compared with prior year pretax income of $10.1 million. Loan originations for the first quarter increased 24% to 7,592 mortgages.

For the first quarter, Pulte’s International operations reported pretax income of $1.3 million, compared with pretax income of $787 thousand last year. First quarter results for both years have been adjusted to reflect the previously announced sale of the Company’s Argentina operations in January 2005.

A conference call discussing Pulte’s first quarter results will be held Thursday, April 28, 2005 at 8:30 a.m. Eastern Time, and web cast live via Pulte.com. Interested investors can access the call via the Company’s home page at www.pulte.com.

Certain statements in this release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among other things, (1) general economic and business conditions; (2) interest rate changes and the availability of mortgage financing; (3) the relative stability of debt and equity markets; (4) competition; (5) the availability and cost of land and other raw materials used by the Company in its homebuilding operations; (6) the availability and cost of insurance covering risks associated with our business; (7) shortages and the cost of labor; (8) weather related slowdowns; (9) slow growth initiatives and/or local building moratoria; (10) governmental regulation, including the interpretation of tax, labor and environmental laws; (11) changes in consumer confidence and preferences; (12) required accounting changes; (13) terrorist acts and other acts of war; and (14) other factors over which the Company has little or no control. All forward-looking statements made are made as of the date hereof, and the risk that actual results will differ materially from expectations will increase with the passage of time. Pulte undertakes no duty to update any forward-looking statement whether as a result of new information, future events or changes in Pulte’s expectations.

About Pulte Homes

Pulte Homes, Inc., (NYSE: PHM), based in Bloomfield Hills, Mich., is a FORTUNE 200 company with operations in 47 markets and 27 states. In 2004, the company closed 38,612 domestic home sales and generated revenues of $11.7 billion. During its 55-year history, the company has constructed more than 408,000 homes. In 2004, J.D. Power and Associates named Pulte the inaugural recipient of its Platinum Award for Excellence in Customer Service among America’s leading homebuilders. J.D. Power ranked Pulte No. 1 in 14 markets, and among the top three in 23 of 25 markets surveyed. Under its Del Webb brand, Pulte is the nation’s leading builder of active adult communities for people age 55 and better. Its DiVosta operation is nationally recognized for a trademarked building system that has delivered more than 25,000 “Built Solid”® homes in Florida since 1960. Pulte Mortgage LLC is a nationwide lender and offers Pulte customers a wide variety of loan products and superior customer service.

Websites: www.pulte.com; www.delwebb.com; www.divosta.com

# # #

Pulte Homes, Inc.
Condensed Consolidated Results
Of Operations
(000’s omitted, except per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2005	2004
CONSOLIDATED RESULTS:
Revenues:
Homebuilding	$2,523,070	$2,006,263
Financial Services	30,276	24,572
Corporate	1,248	897

Total Revenues	$2,554,594	$2,031,732

Pretax income (loss):
Homebuilding	360,842	223,312
Financial Services	10,084	10,089
Corporate	(22,756)	(20,228)

Income from continuing operations before income taxes	348,170	213,173
Income taxes	(129,850)	(80,996)

Income from continuing operations	$218,320	$132,177
Income(loss) from discontinued operations	(78)	(548)

Net income	$218,242	$131,629

EARNINGS PER SHARE - ASSUMING DILUTION:
Income from continuing operations	$1.66	$1.02
Income (loss) from discontinued operations	—	—

Net income	$1.66	$1.02

Shares used in per share calculations	131,377	128,829

Pulte Homes, Inc.
Condensed Consolidated Balance Sheets
($000’s omitted)

	March 31,	December 31,	March 31,
	2005	2004	2004
	(Unaudited)		(Unaudited)
ASSETS
Cash and equivalents	$350,716	$314,634	$463,417
Unfunded settlements	74,352	118,471	70,598
House and land inventory	8,090,804	7,390,791	5,992,557
Land held for sale	226,044	230,743	240,627
Land, not owned, under option agreements	134,061	106,380	136,036
Residential mortgage loans available-for-sale	408,074	697,077	304,526
Investment in unconsolidated entities	309,321	258,868	110,187
Goodwill	307,693	307,693	307,693
Intangible assets	133,392	135,454	141,642
Other assets	866,650	846,786	586,844

	$10,901,107	$10,406,897	$8,354,127

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable, accrued and other liabilities	$2,179,325	$2,203,101	$1,861,741
Collateralized short-term debt, recourse solely to applicable subsidiary assets	338,671	617,415	255,738
Income taxes	102,789	202,557	38,284
Senior notes and subordinated notes	3,510,455	2,861,550	2,573,633

Total Liabilities	6,131,240	5,884,623	4,729,396
Shareholders’ Equity	4,769,867	4,522,274	3,624,731

	$10,901,107	$10,406,897	$8,354,127

Pulte Homes, Inc.
Segment Data
($000’s omitted)
(Unaudited)

	Three Months Ended
	March 31,
	2005	2004
HOMEBUILDING:
Pretax income:
Domestic	$359,582	$222,525
International	1,260	787

Total Homebuilding	$360,842	$223,312

Domestic Homebuilding:
Home sales (settlements)	$2,462,109	$1,942,541
Land sales	24,185	23,141

Domestic Homebuilding Revenue	2,486,294	1,965,682
Home cost of sales	(1,856,468)	(1,516,324)
Land cost of sales	(20,759)	(19,612)
Selling, general & administrative expense	(254,431)	(205,601)
Other income (expense), net	4,946	(1,620)

Pretax income	$359,582	$222,525

International Homebuilding:
Home sales (settlements)	$36,776	$40,581
Cost of sales	(28,202)	(32,898)
Selling, general & administrative expense	(8,228)	(6,699)
Other income (expense), net	(302)	(619)
Minority Interest	(201)	(397)
Equity in income of joint venture operations	1,417	819

Pretax income	$1,260	$787

FINANCIAL SERVICES:
Pretax income	$10,084	$10,089

CORPORATE:
Pretax loss:
Net interest expense	$(13,747)	$(11,635)
Other Corporate expense, net	(9,009)	(8,593)

Total Corporate	$(22,756)	$(20,228)

Pulte Homes, Inc.
Business Operating Data
($000’s omitted)
(Unaudited)

	Three Months Ended
	March 31,
	2005	2004
HOMEBUILDING SETTLEMENT REVENUES:
Domestic	$2,462,109	$1,942,541
International	36,776	40,581

Total settlement revenues	$2,498,885	$1,983,122

HOMEBUILDING UNIT SETTLEMENTS:
Domestic	8,019	7,039
International	1,313	1,547

Total settlement units	9,332	8,586

Domestic Homebuilding:
Unit settlements:
Northeast	538	519
Southeast	2,331	1,705
Midwest	901	773
Central	926	974
West	3,323	3,068

	8,019	7,039

Average selling price	$307	$276

Unit net new orders:
Northeast	1,028	714
Southeast	3,717	2,769
Midwest	1,519	1,487
Central	1,620	1,576
West	4,183	4,205

	12,067	10,751

Unit net new orders – dollars	$3,833,000	$3,153,000
Unit backlog:
Northeast	1,973	1,730
Southeast	6,691	4,790
Midwest	1,895	2,115
Central	1,771	1,758
West	7,634	7,271

	19,964	17,664

Dollars in backlog	$6,525,000	$5,357,000

Pulte Homes, Inc.
Business Operating Data, continued
($000’s omitted)
(Unaudited)

	Three Months Ended
	March 31,
	2005	2004
MORTGAGE ORIGINATIONS:
Origination volume	7,592	6,113

Origination principal	$1,489,400	$1,152,700

Capture rate percentage	88.7%	86.1%

Pulte Homes, Inc.
Supplemental Information
($000’s omitted)
(Unaudited)

	Three Months Ended
	March 31,
	2005	2004
Interest expense:
Homebuilding (included in home cost of sales)	$30,544	$21,612
Corporate	14,995	12,532
Financial Services	2,801	1,498

Total interest expense	$48,340	$35,642

Depreciation & amortization	$13,733	$10,160